Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Brenham Oil & Gas Corp.
(An Exploration Stage Company)
Kemah, Texas

We hereby consent to the inclusion in this Amendment No. 4 to the Registration Statement on Form S-1 of our report dated March 17, 2011 relating to the consolidated financial statements of Brenham Oil & Gas Corp. as of December 31, 2010 and 2009 and for the years then ended and for the period from November 7, 1997 (inception) to December 31, 2010. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
May 4, 2011